[LOGO]

                    DiVall Insured Income Properties 2, L.P.

                                 QUARTERLY NEWS
--------------------------------------------------------------------------------

     A publication of The Provo Group, Inc.            FOURTH QUARTER 1999

1999 .... It was a Very Good Year
By: Richard Otte, Advisory Board Member

Early investors in DiVall 2 by now will have received $1,009 return for each of the $1,000 units they purchased. Return on the last units sold has reached $811, with an estimated $22 million of remaining net asset value of the entire partnership at the beginning of last year. The $985,000 distributed for the Fourth Quarter of 1999 also was $465,000 more than projected, mostly due to a property sale. Also, and for the second consecutive quarter, there were no vacancies among the 28 remaining properties as 1999 ended. Distribution highlights below will show an approximate 9.6% annualized return exclusively from operations during the last three months of 1999.

Considering the turmoil caused by the misappropriation of funds by the original general partners (DiVall & Magnuson) and the extensive legal battles we've been through, it's gratifying that the prospects for DiVall 2 in 2000 appear to be both balanced and bright.

Questions for a Board member?  E-Mail Dick Otte at: rwotte1@juno.com or fax
(904)763-0086
--------------------------------------------------------------------------------

                            Distribution Highlights

 .    9.6% (approx.) annualized return from operations and 2.1% non-annualized return from investing activities based on $22,000,000 (estimated net asset value as of December 31, 1998).

 .    $985,000 total amount distributed for the Fourth Quarter 1999 which was
     $465,000 more than projected.


 .    $21.28 per unit (approx.) for the Fourth Quarter 1999, of this total approximately $9.84 was return of capital.

 .    $1,009.00 to $811.00 range of distributions per unit from the first unit sold to the last unit sold before the offering closed (February 1990), respectively. (NOTE: Distributions are from both cash flow from operations and "net" cash activity from financing and investing activities.)

     =================================================================

What's Inside:
Advisory Board Nominations............................................. Page 2
Sales Surprises!....................................................... Page 2
Statements of Income & Cash Flow....................................... Page 2
Property Highlights.................................................... Page 3
Questions & Answers.................................................... Page 3
Liquidation Timeline............................................... See Insert

[LOGO]

Page 2                             DiVall 2                               4 Q 99


Advisory Board

No, we didn't forget .... restructuring of the Advisory Board, (the "Board") is back on the front burner after being temporarily on hold. Nomination materials promised in the last Quarterly News were intentionally withheld because the anticipated sale of DiVall 3 would have eliminated its representative from the Board. When that didn't happen, the current Board agreed to a new alignment that should remain viable under all future circumstances. The panel to be selected in March will include a DiVall 2 limited partner with the same basic qualifications as before. Most significant is ownership of at least 50 partnership units that originally sold for $1,000 each. The other limited partner will have dual representation for as long as DiVall 3 remains unsold. Qualifications include ownership of units in BOTH partnerships, a minimum of 25 units in DiVall 2 and 50 units in DiVall 3.

As on previous Boards, the third member will be chosen from among professional stock brokers familiar with the partnerships. Experience has shown that limited partners interested in serving on the Board almost always nominate themselves. Also, not many unit holders are aware of the eligibility and interest of other investors. For that reason, and to economize on printing and postage, applications will be sent only to those who currently qualify for one of the two limited partner positions. Partners who wish to nominate an investor other than themselves may obtain the necessary materials by calling 1-800-547-7686.
--------------------------------------------------------------------------------
Strong Store Sales & an Unexpected Increase in Percentage Rents Earned by the Partnership

Certain concepts owned by DiVall 2 showed the upside potential (via percentage rent) of well run restaurants. Our 10 Wendy's sales were up 12% for the year, which will produce $220,000 in percentage rent (an increase of $71,000 in percentage rent over 1998). The Applebee's in Columbus, Ohio showed continued strength with sales growing to $2,9000,000 for the year. We have already received the Applebee's percentage rent check in the amount of $98,522 . Hooter's is up 50% over the last two years. The biggest surprise of the year, however, were the sales of a new sublessee of a previously vacant Denny's in Twin Falls, Idaho. The new tenant, Fiesta Time, will have sales exceeding $2,500,000 (the Denny's previously did about $700,000) and will pay DiVall 2 upwards of $65,000 in percentage rent for the year.

If only our Hardee's and Denny's could reverse their sales declines!!

                 =============================================
                 Statements of Income and Cash Flow Highlights

 .    11% increase in "total" operating revenues from projections.

 .    The increase in revenues can be attributed to the 1999 percentage rent accruals which are higher than originally planned.

 .    A 12% decrease in expenses.

 .    The lower than expected expenses are due to a decrease in administrative expenses and legal fees which have not be incurred as budgeted and a decrease in real estate taxes incurred for vacant properties. This is offset by a commission paid on the sale of the Cedar Rapids property.

[LOGO]

Page 3                             DiVall 2                               4 Q 99

                              Property Highlights

                               Rents Receivable
                               ----------------

 .    Denny's (N. 7/th/ Street, Phoenix, AZ) was delinquent at December 31, 1999 in an amount of $59,535. This balance remains unpaid as there is a dispute over converting from a "percentage rent" lease to a fixed rent. Management is proceeding with a possible eviction.

 .    Miami Subs (Palm Beach, FL) was delinquent at December 31, 1999 in the amount of $9,172. Tenant has since paid a large portion of this balance and management fully expects this tenant to by current by next quarter.

 .    Mr. Munchies (Indian School Road) was delinquent at December 31, 1999 in the amount of $7,379. Management has spoken with this tenant, who plans to pay the balance in full by January 15, 2000.

                                 Property Sale
                                 -------------

 .    Red Apple Restaurant (Cedar Rapids, IA) which had been a vacant property since May 1998, was sold at a price of $450,000. The closing took place on October 1, 1999. Proceeds from this sale are included in your 4/th/ Quarter distribution, resulting in $9.79 per unit of return of capital.

                   ==========================================
                              Questions & Answers

1.   What is the net unit value as of December 31, 1999?

     Management is currently calculating the new net unit value. The valuation letters will be mailed on or before February 25, 2000

2.   When will I receive my 1999 Schedule K-1?

     The Schedule K-1s will also be mailed on or before February 25, 2000.


--------------------------------------------------------------------------------
For questions or additional information, please contact Investor Relations at:
                       1-800-547-7686 or 1-816-421-7444
               All written inquiries may be mailed or faxed to:
                             The Provo Group, Inc.
                       101 West 11th Street, Suite 1110
                          Kansas City, Missouri 64105
                              (FAX 816-221-2130)
                       E-Mail: jbiggs@theprovogroup.com
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
                           DIVALL INSURED INCOME PROPERTIES 2 L.P.
                         STATEMENTS OF INCOME AND CASH FLOW CHANGES
                     FOR THE THREE MONTH PERIOD ENDED DECEMBER 31, 1999
------------------------------------------------------------------------------------------------
                                                               PROJECTED     ACTUAL    VARIANCE
                                                               ---------------------------------
                                                                  4TH         4TH
                                                                QUARTER     QUARTER     BETTER
                                                                12/31/99    12/31/99    (WORSE)
OPERATING REVENUES                                             ----------  ----------  ---------
 Rental income                                                 $  640,644  &  707,090  $  66,446
 Interest income                                                   14,850      15,369        519
 Other income                                                      23,263      28,026      4,763
                                                               ----------  ----------  ---------
TOTAL OPERATING REVENUES                                       $  678,757  $  750,485  $  71,728
                                                               ----------  ----------  ---------
OPERATING EXPENSES
 Insurance                                                     $    6,096  $    4,868  $   1,228
 Management fees                                                   46,587      45,768        819
 Overhead allowance                                                 3,699       3,707         (8)
 Advisory Board                                                     3,851       2,600      1,251
 Administrative                                                    14,545       6,530      8,015
 Professional services                                              6,700       6,019        681
 Auditing                                                          16,300      14,200      2,100
 Legal                                                              7,500       1,735      5,765
 Selling Commissions - Unaffiliated                                     0      15,750    (15,750)
 Loss on sale of equipment                                              0      15,760    (15,760)
 Real estate taxes                                                 31,229      (6,519)    37,748
 Defaulted tenants                                                  2,740       3,200       (460)
                                                               ----------  ----------  ---------
TOTAL OPERATING EXPENSES                                       $  139,247  $  113,618  $  25,629
                                                               ----------  ----------  ---------
GROUND RENT                                                    $   31,800  $   31,372  $     428
                                                               ----------  ----------  ---------
INVESTIGATION AND RESTORATION EXPENSES                         $      474  $       93  $     381
                                                               ----------  ----------  ---------
NON-OPERATING EXPENSES
 Depreciation                                                  $   93,947  $   88,098  $   5,849
 Amortization                                                       2,751       2,364        387
                                                               ----------  ----------  ---------
TOTAL NON-OPERATING EXPENSES                                   $   96,698  $   90,462  $   6,236
                                                               ----------  ----------  ---------
TOTAL EXPENSES                                                 $  268,219  $  235,545  $  32,674
                                                               ----------  ----------  ---------
NET INCOME (LOSS)                                              $  410,538  $  514,940  $ 104,402

                                                                                        VARIANCE
OPERATING CASH RECONCILIATION:                                                         ---------
 Depreciation and amortization                                     96,698      90,462     (6,236)
 Recovery of amounts previously written off and Gains                   0     (15,327)   (15,327)
 (Increase) Decrease in current assets                            (84,535)   (146,148)   (61,613)
 Increase (Decrease) in current liabilities                        37,522     (20,262)   (57,784)
 (Increase) Decrease in cash reserved for payables                (26,565)     18,000     44,565
 Advance from current cash flows for future distributions          89,100      89,100          0
                                                               ----------  ----------  ---------
Net Cash Provided From Operating Activities                    $  522,758  $  530,765  $   8,007
                                                               ----------  ----------  ---------
CASH FLOWS FROM (USED IN) INVESTING
  AND FINANCING ACTIVITIES
  Recoveries from former general partners                               0       2,318      2,318
  Investment in leasing commissions                                     0           0          0
  Proceeds from sale of property and equipment                          0     453,205    453,205
                                                               ----------  ----------  ---------
 Net Cash Provided From Investing And Financing
  Activities                                                   $        0  $  455,523  $ 455,523
                                                               ----------  ----------  ---------

 Total Cash Flow For Quarter                                   $  522,758  $  986,288  $ 463,530

 Cash Balance Beginning of Period                               1,053,709   1,008,125    (45,584)
 Less 3rd quarter distributions paid 11/99                       (520,000)   (500,000)    20,000
 Change in cash reserved for payables or future distributions     (62,535)   (107,100)   (44,565)
                                                               ----------  ----------  ---------
 Cash Balance End of Period                                    $  993,932  $1,387,313  $ 393,381

 Cash reserved for 4th quarter L.P. distributions                (520,000)   (985,000)  (465,000)
 Cash reserved for payment of payables                           (155,727)   (134,000)    21,727
                                                               ----------  ----------  ---------
 Unrestricted Cash Balance End of Period                       $  318,205  $  268,313  $ (49,892)
                                                               ==========  ==========  =========
------------------------------------------------------------------------------------------------
                                                                PROJECTED    ACTUAL     VARIANCE
                                                               ---------------------------------
* Quarterly Distribution                                       $  520,000  $  985,000  $ 465,000
  Mailing Date                                                   2/15/00   (enclosed)      -
------------------------------------------------------------------------------------------------

*Refer to distribution letter for detail of quarterly distribution.

[LOGO]

PROJECTIONS FOR
DISCUSSION PURPOSES
                     DIVALL INSURED INCOME PROPERTIES 2 LP
                             1999 PROPERTY SUMMARY
                        AND RELATED ESTIMATED RECEIPTS

PORTFOLIO      (Note 1)

                                  --------------------------  --------------------------------------   ----------------------------
                                          REAL ESTATE                        EQUIPMENT                            TOTALS
                                  --------------------------  --------------------------------------   ----------------------------
                                              ANNUAL            LEASE               ANNUAL
--------------------------------               BASE      %    EXPIRATION             LEASE      %*                 ANNUAL
CONCEPT             LOCATION        COST       RENT    YIELD     DATE       COST   RECEIPTS   RETURN      COST    RECEIPTS   RETURN
--------------------------------  --------------------------  --------------------------------------   ----------------------------
APPLEBEE'S       COLUMBUS, OH     1,059,465  135,780  12.82%               84,500         0    0.00%   1,143,965   135,780   11.87%

BLOCKBUSTER      OGDEN, UT          646,425  100,554  15.56%                                             646,425   100,554   15.56%

DENNY'S   (3)    PHOENIX, AZ        295,750    8,220   2.78%              224,376         0    0.00%     520,126     8,220    1.58%
DENNY'S          PHOENIX, AZ        972,726   65,000   6.68%              183,239         0    0.00%   1,155,965    65,000    5.62%
DENNY'S   (2)    PHOENIX, AZ        865,900   86,000   9.93%              221,237         0    0.00%   1,087,137    86,000    7.91%
DENNY'S          TWIN FALLS, ID     699,032   83,200  11.90%              190,000         0    0.00%     889,032    83,200    9.36%
DENNY'S   (2)(3) PHOENIX, AZ        500,000   37,000   7.40%               14,259         0    0.00%     514,259    37,000    7.19%

HARDEE'S  (5)    S MILWAUKEE, WI    808,032   64,000   7.92%                                             808,032    64,000    7.92%
HARDEE'S  (5)    HARTFORD, WI       686,563   64,000   9.32%                                             686,563    64,000    9.32%
HARDEE'S  (5)    MILWAUKEE, WI    1,010,045   76,000   7.52%         (4)  260,000         0    0.00%   1,421,983    76,000    5.34%
   "                "                                                     151,938         0    0.00%
HARDEE'S  (5)    FOND DU LAC, WI    849,767   88,000  10.36%         (4)  290,469         0    0.00%   1,140,236    88,000    7.72%
HARDEE'S  (5)    MILWAUKEE, WI            0        0   0.00%              780,000         0    0.00%     780,000         0    0.00%

HOOTER'S         R. HILLS, TX     1,246,719   95,000   7.62%                                           1,246,719    95,000    7.62%

HOSTETTLER'S     DES MOINES, IA     845,000   66,000   7.81%               52,813         0    0.00%     897,813    66,000    7.35%

KFC              SANTA FE, NM       451,230   60,000  13.30%                                             451,230    60,000   13.30%

MIAMI SUBS       PALM BEACH, FL     743,625   48,000   6.45%                                             743,625    48,000    6.45%
--------------------------------  --------------------------  --------------------------------------   ----------------------------

Note 1: This property summary includes only current property and equipment held by the Partnership.
          Equipment lease receipts shown include a return of capital.
     2: Rent is based on 12.5% of monthly sales. Rent projected for 1999 is based on 1998 sales levels.
     3: The Partnership entered into a long-term ground lease in which the Partnership is responsible for payment of rent.
          The annual base rent shown is net of the underlying ground lease rent.
     4: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratron leases in November 1996.
     5: These leases were assumed by Hardee's Food Systems at a reduced rental rate from that stated in the original leases.

[LOGO OF THE PROVO GROUP]

 PROJECTIONS FOR
 DISCUSSION PURPOSES
                    DIVALL INSURED INCOME PROPERTIES 2 LP
                            1999 PROPERTY SUMMARY
                        AND RELATED ESTIMATED RECEIPTS

                                           ----------------------------------------    ---------------------------------------------
                                                         REAL ESTATE                                    EQUIPMENT
PORTFOLIO          (Note 1)                ----------------------------------------    ---------------------------------------------
                                                            ANNUAL                           LEASE                         ANNUAL
----------------------------------------                     BASE           %              EXPIRATION                      LEASE
CONCEPT            LOCATION                     COST         RENT         YIELD               DATE           COST         RECEIPTS
----------------------------------------   ----------------------------------------    ---------------------------------------------
POPEYE'S           PARK FOREST, IL            580,938       77,280        13.30%

SUNRISE PS         PHOENIX, AZ              1,084,503      127,920        11.80%                              79,219             0
                                                                                                              19.013             0
VILLAGE INN        GRAND FORKS, ND            739,375       84,000        11.36%

WENDY'S            AIKEN, SC                  633,750       90,480        14.28%
WENDY'S            CHARLESTON, SC             580,938       76,920        13.24%
WENDY'S            N. AUGUSTA, SC             660,156       87,780        13.30%
WENDY'S            AUGUSTA, GA                728,813       96,780        13.28%
WENDY'S            CHARLESTON, SC             596,781       76,920        12.89%
WENDY'S            AIKEN, SC                  776,344       96,780        12.47%
WENDY'S            AUGUSTA, GA                649,594       86,160        13.26%
WENDY'S            CHARLSTON, SC              528,125       70,200        13.29%
WENDY'S            MT. PLEASANT, SC           580,938       77,280        13.30%
WENDY'S            MARTINEZ, GA               633,750       84,120        13.27%
----------------------------------------   ----------------------------------------                      ---------------------------
PORTFOLIO TOTALS (28 PROPERTIES)           20,454,284    2,209,374        10.80%                           2,551,063             0
----------------------------------------   ----------------------------------------                      ---------------------------
                                           --------------   ---------------------------------------
PORTFOLIO          (Note 1)                                                  TOTALS
                                           --------------   ---------------------------------------
----------------------------------------          %                           TOTAL
CONCEPT            LOCATION                    RETURN            COST       RECEIPTS       RETURN
----------------------------------------   --------------   ---------------------------------------
POPEYE'S           PARK FOREST, IL                              580,938       77,280        13.30%

SUNRISE PS         PHOENIX, AZ                     0.00%      1,182,735      127,920        10.82%
                                                   0.00%
VILLAGE INN        GRAND FORKS, ND                              739,375       84,000        11.36%

WENDY'S            AIKEN, SC                                    633,750       90,480        14.28%
WENDY'S            CHARLESTON, SC                               580,938       76,620        13.24%
WENDY'S            N. AUGUSTA, SC                               660,156       87,780        13.30%
WENDY'S            AUGUSTA, GA                                  728,813       96,780        12.28%
WENDY'S            CHARLESTON, SC                               596,781       76,920        12.89%
WENDY'S            AIKEN, SC                                    776,344       96,780        12.47%
WENDY'S            AUGUSTA, GA                                  649,594       86,160        13.26%
WENDY'S            CHARLSTON, SC                                528,125       70,200        13.29%
WENDY'S            MT. PLEASANT, SC                             580,938       77,280        13.30%
WENDY'S            MARTINEZ, GA                                 633,750       84,120        13.27%
----------------------------------------   --------------   ---------------------------------------
PORTFOLIO TOTALS (28 PROPERTIES)                   0.00%     23,005,347    2,209,375         9.60%
----------------------------------------   --------------   ---------------------------------------

Note 1: This property summary includes only current property and equipment held by the Partnership.
        Equipment lease receipts shown include a return of capital.

                                  Page 2 of 2